CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

the Managing General Partner

and the Partners of

Rhino Resource Partners LP:

We consent to the incorporation by reference in Registration Statement 333-169714 on Forms S-8 and Registration Statement No. 333-199263 on Form S-3 of Rhino Resource Partners LP of our report dated March 24, 2017, with respect to the consolidated statement of financial position of Rhino Resource Partners LP and Subsidiaries as of December 31, 2016, and the related consolidated statements of operations and comprehensive income, partners’ capital, and cash flows for the year then ended, which report is incorporated by reference to the December 31, 2016 Annual Report on Form 10-K of Rhino Resource Partners LP.

/s/ Brown, Edwards & Company, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

513 State St.

Bristol, Virginia

March 24, 2017